UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                FORM 12b-25


                        NOTIFICATION OF LATE FILING


(Check One):  [X] Form 10-K   [ ] Form 20-F   [ ] Form 11-K
              [ ] Form 10-Q   [ ] Form N-SAR


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       SEC FILE NUMBER
           0-27146
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        CUSIP NUMBER
          03070X106
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       For Period Ended: December 31, 1998
       [  ] Transition Report on Form 10-K
       [  ] Transition Report on Form 20-F
       [  ] Transition Report on Form 11-K
       [  ] Transition Report on Form 10-Q
       [  ] Transition Report on Form N-SAR
       For the Transition Period Ended:
                                        -----------------------------

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Read Instruction (on back page) Before Preparing Form.  Please Print or Type.
 Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

Amerin Corporation
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Full Name of Registrant

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Former Name if Applicable
200 E. Randolph Drive, 49th Floor
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Address of Principle Executive Office (Street and Number)
Chicago, IL 60601-7125
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion
[X] thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)
                                                               SEC 1344 (6/94)

     Amerin Corporation, a Delaware corporation (the "Company"), and CMAC Investment Corporation, a Delaware corporation ("CMAC"), have filed with the Securities and Exchange Commission a joint proxy statement/prospectus (the "Joint Proxy") on Schedule 14A with respect to a merger of the Company with and into CMAC. The Company and CMAC are awaiting staff clearance of comments on the Joint Proxy and on documents incorporated by reference therein, including the Company's Form 10-K for the fiscal year ended December 31, 1998.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


      Randolph C. Sailer II           312                    540-4898
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            (Name)                (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months for such shorter period that the registrant was required to file such report(s) been filed? If answer is no identify report(s).

                                                            [X] Yes     [ ] No
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(3) Is it anticipated that any significant change in results of operations from corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                            [ ] Yes     [X] No

    If so, attach an explanation of the anticipated change both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                            Amerin Corporation
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               (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: March 31, 1999                By: /s/ Randolph C. Sailer II
      ------------------------          --------------------------------
                                        Senior Vice President and
                                        General Counsel

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                 ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal
                     Violations (See 18 U.S.C. 1001).
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